EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wednesday November 28, 2012.

To our Shareholders:

We write to you in order to provide an update regarding recent events impacting our company.

Effective as of the close of business yesterday, at the request of the Board of Directors, our CEO Joel Wilson has resigned from all positions with our company, including from the Board of Directors. We are currently involved in a search for an interim and/or permanent replacement.

American Realty Funds Corporation currently owns 74 properties. As of the date of this letter, 62 of those properties are occupied by land contract holders or tenants. We believe that our company currently has sufficient cash flow from these properties to meet its economic obligations.

The Securities and Exchange Commission has initiated an investigation into, among other things, the way in which entities and individuals affiliated with our company offered and sold limited partnership interests where those partnerships are our creditors. The SEC’s complaint can be found at http://www.sec.gov/litigation/litreleases/2012/lr22537.htm.

While the Securities and Exchange Commission and Mr. Wilson address these items, the Board Members of American Realty Funds Corporation will be taking the following additional actions:

1.

Interview and retain a qualified property manager to manage the real estate, tenants, collection of rents, and the like;

2.

We have approached the General Partner of the partnerships that many of you have invested in and will be working with them to securitize the promissory note held by the partnership with the properties owed by our company.

3.

In October, we engaged the services of a Corporate Monitor to provide advice and oversight to our company as well as to provide an open and transparent line of communication with our regulators.

********** American Realty Funds Corporation PO Box 5686 Saginaw, MI 48603 **********	Page 1 of 2

4.

Finally, Mr. Wilson has placed his entire beneficial ownership of the company into a Blind Trust with the Corporate Monitor as the Trustee.

We remain committed to our shareholders and the partnerships that have provided our funding. We also remain engaged in and committed to the recovery of the Great Lakes Bay Region.

Sincerely,

The Board of Directors

********** American Realty Funds Corporation PO Box 5686 Saginaw, MI 48603 **********	Page 2 of 2